Exhibit 99.1
Part I, Item 1. Business
Background
     Revlon, Inc. (and together with its subsidiaries, the “Company”) conducts its business exclusively through its direct wholly-owned operating subsidiary, Revlon Consumer Products Corporation and its subsidiaries (“Products Corporation”). Revlon, Inc. is a direct and indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes Holdings” and together with certain of its affiliates other than the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman.
     The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products. The Company is one of the world’s leading cosmetics companies in the mass retail channel (as hereinafter defined). The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world.
     The Company’s products are sold worldwide and marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous and Revlon Age Defying franchises, as well as the Almay brand, including the Almay Intense i-Color and Almay Smart Shade franchises, in cosmetics; Revlon Colorsilk in women’s hair color; Revlon in beauty tools; Charlie and Jean Naté in fragrances; Ultima II and Gatineau in skincare; and Mitchum in personal care products.
     The Company’s principal customers include large mass volume retailers, chain drug and food stores (collectively, the “mass retail channel”) in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. The Company also sells beauty products to U.S. military exchanges and commissaries and has a licensing business pursuant to which the Company licenses certain of its key brand names to third parties for complimentary beauty-related products and accessories.
     The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 75 years ago. Today, the Company has leading market positions in a number of its principal product categories in the U.S. mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color, beauty tools and anti-perspirants/deodorants. The Company also has leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa. The Company’s products are sold throughout the world.
The Company’s Business Strategy
     The Company’s business strategy includes:
•	Building and leveraging our strong brands. We are building and leveraging our brands, particularly the Revlon brand, across the categories in which we compete. In addition to Revlon and Almay brand color cosmetics, we are seeking to drive growth in other beauty care categories, including women’s hair color, beauty tools and anti-perspirants/deodorants. We are implementing this strategy by developing and sustaining an innovative pipeline of new products and managing our product portfolio with the objective of profitable net sales growth over time. We will: 1) fully utilize our creative, marketing and research and development capabilities; 2) reinforce clear, consistent brand positioning through effective, innovative advertising and promotion; and 3) work with our retail customers to continue to increase the effectiveness of our in-store marketing, promotion and display walls across categories in which we compete. We took several steps in furtherance of this objective including:
▪	In 2007, we instituted a rigorous process for the continuous development and evaluation of new product concepts, improved our new product commercialization process and created a comprehensive, long-term portfolio strategy.

▪	Within our Revlon and Almay marketing organizations in the U.S., during 2007 we implemented an integrated organizational structure to accelerate new product development, produce effective creative and provide clear lines of communication, responsibility and accountability.

▪	In 2007, we launched and supported with advertising and promotions a number of new products, including Revlon Limited Edition Collection, Revlon Luxurious Color

eyeliner, Revlon 3D Extreme mascara, Revlon Renewist lipcolor, Revlon Age Defying makeup primer, Almay Pure Blends mineral makeup, Almay Smart Shade line extensions (blush and bronzer), Almay Hydracolor lipstick and Mitchum Smart Solid anti-perspirant/deodorant. We also signed Jessica Alba and Beau Garrett as spokesmodels for the Revlon brand.

▪	For 2008, we are launching an extensive lineup of Revlon and Almay color cosmetics, which includes differentiated and unique offerings for the mass retail channel, innovations in products and packaging, new technologies and extensions within the Revlon and Almay franchises. We are supporting these new products with advertising and promotions using our spokesmodels.
-	Our first half 2008 Revlon color cosmetics introductions include Revlon ColorStay minerals collection, Revlon Custom Creations foundation, Revlon Limited Edition Collection, Almay TLC Truly Lasting Color foundation, Almay Intense i-Color “Bring Out” and “Play Up” collections and Almay makeup removers.

-	In the second half of 2008, we will offer additional and significant new products and innovations within the Revlon and Almay portfolios.
•	Improving the execution of our strategies and plans and providing for continued improvement in our organizational capability through enabling and developing our employees. We are continuing to build our organizational capability primarily through a focus on recruitment and retention of skilled people, providing opportunities for professional development, as well as new and expanded responsibilities and roles for employees who have demonstrated capability and rewarding our employees for success. We have taken several steps in furtherance of this objective including:
▪	During 2006 and 2007, we streamlined our organizational structure and created expanded roles and responsibilities for key, capable individuals throughout the organization, and made key promotions within our marketing, finance, operations, customer business development, legal and human resources groups. We have also recruited a number of highly capable and skilled executives and professionals across various functions.

▪	We have strengthened our U.S. marketing and sales organization with the creation of our U.S. region and by recruiting talented and experienced executives within marketing, product development and sales.

▪	We have created new incentive rewards programs, including restricted stock grants for a broad group of key contributors who will be important in executing our strategies and in contributing to the achievement of our goal of achieving long-term, profitable growth.

▪	We have implemented a simple, well-structured approach to global succession planning for key positions.
•	Continuing to strengthen our international business. We are continuing to strengthen our international business through the following key strategies:
▪	Focusing on the Revlon brand and our other strong national and multi-national brands in key countries;

▪	Leveraging our Revlon and Almay brand marketing worldwide;

▪	Adapting our product portfolio to local consumer preferences and trends;

▪	Structuring the most effective business model in each country; and

▪	Strategically allocating resources and controlling costs.
•	Improving our operating profit margins and cash flow. We are capitalizing on opportunities to improve our operating profit margins and cash flow over time, including reducing sales returns,

costs of goods sold and general and administrative expenses and improving working capital management (in each case as a percentage of net sales), and we continue to focus on improving net sales growth. We have taken several steps in furtherance of this objective including:
▪	We implemented several restructuring actions during 2006 and 2007 intended to reduce ongoing costs and increase operating profit margins. As a result of these actions, we reduced our cost base by approximately $55 million from previous levels.
-	In 2006, we implemented a series of organizational realignments and streamlining actions involving the consolidation of certain functions within our sales, marketing and creative groups, and certain headquarter functions; reducing layers of management; eliminating certain executive positions; and consolidating various facilities. This new structure streamlined internal processes and has enabled more effective innovation and creativity, while fostering more efficient decision-making and appropriately aligning this decision-making with accountability and has led to improvements in our operational effectiveness and enabled us to be more effective and efficient in meeting the needs of our consumers and retail customers (the “2006 Programs”).

-	In 2007, we implemented several restructuring plans designed to reduce costs and improve our operating profit margins, including the consolidation of facilities and certain functions, principally the closure of our facility in Irvington, New Jersey, which was completed in June 2007, and personnel reductions within our Information Management function and a reduction of our sales force in Canada (the “2007 Programs”).
▪	We are selectively reducing certain product promotions in the U.S. and Canada leading to lower rates of product returns and an improvement in our operating profit margins.

▪	Our cash flow from operations has improved significantly in 2007 compared to prior years.
•	Continuing to improve our capital structure. We are benefiting from opportunities to reduce and refinance our debt. We have taken several steps in furtherance of this objective, including:
▪	March 2006 $110 Million Rights Offering: In the first quarter of 2006, Revlon, Inc. completed a $110 million rights offering, including the related private placement to MacAndrews & Forbes (together the “$110 Million Rights Offering”), of Revlon, Inc.’s Class A common stock, par value of $0.01 per share (the “Class A Common Stock”), and used the proceeds, together with available cash, to redeem approximately $109.7 million in aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes (as hereinafter defined).

▪	Refinancing of Bank Credit Agreement: In December 2006, Products Corporation refinanced its 2004 Credit Agreement (as hereinafter defined), reducing interest rates and extending the maturity dates for Products Corporation’s bank credit facilities from July 2009 to January 2012 in the case of the revolving credit facility and from July 2010 to January 2012 in the case of the term loan facility. As part of this refinancing, Products Corporation entered into a five-year, $840 million term loan facility (the “2006 Term Loan Facility”), replacing the $800 million term loan under Products Corporation’s 2004 Credit Agreement. Products Corporation also amended its existing $160 million multi-currency revolving credit facility under its 2004 Credit Agreement and extended its maturity through the same five-year period (the “2006 Revolving Credit Facility” and, together with the 2006 Term Loan Facility, the “2006 Credit Facilities”, with the agreements governing the 2006 Credit Facilities being the “2006 Term Loan Agreement”, the “2006 Revolving Credit Agreement”, and together the “2006 Credit Agreements”). In September 2007, we entered into an interest rate swap transaction with Citibank, N.A. acting as the counterparty, which effectively fixed the LIBOR portion of the interest rate on $150.0 million notional amount of outstanding indebtedness under the 2006 Term Loan Facility at 4.692% through September 17, 2009. (See “Financial Condition, Liquidity and Capital Resources—Credit Agreement Refinancing” and “Financial Condition, Liquidity and Capital Resources—Interest Rate Swap Transaction” in Exhibit 99.4).

▪	January 2007 $100 Million Rights Offering: In January 2007, Revlon, Inc. completed a $100 million rights offering of Revlon, Inc.’s Class A Common Stock (including the related private placement to MacAndrews & Forbes, the “$100 Million Rights Offering”) and used the proceeds to redeem $50.0 million in aggregate principal amount of the 8 5/8% Senior Subordinated Notes, the balance of which was repaid in full on February 1, 2008 (See “Recent Developments”), and to repay approximately $43.3 million of indebtedness outstanding under Products Corporation’s 2006 Revolving Credit Facility, without any permanent reduction of that commitment, after paying approximately $1.1 million of fees and expenses incurred in connection with such rights offering, with approximately $5.0 million of the remaining net proceeds being available for general corporate purposes.

▪	$170 Million Senior Subordinated Term Loan: In December 2007, Revlon, Inc. announced that MacAndrews & Forbes, Revlon’s majority stockholder, had agreed to provide Products Corporation with a $170 million Senior Subordinated Term Loan, the proceeds of which Products Corporation used on February 1, 2008 to repay in full the $167.4 million remaining aggregate principal amount of Product Corporation’s 8 5/8% Senior Subordinated Notes, which matured on such date. (See “Recent Developments”).
Recent Developments
     MacAndrews & Forbes Senior Subordinated Term Loan Agreement
     On January 30, 2008, Products Corporation entered into its previously-announced $170 million Senior Subordinated Term Loan Agreement with MacAndrews & Forbes (the “MacAndrews & Forbes Senior Subordinated Term Loan Agreement”). On February 1, 2008, Products Corporation used the proceeds of the MacAndrews & Forbes Senior Subordinated Term Loan to repay in full the approximately $167.4 million remaining aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes, which matured on February 1, 2008 (the “8 5/8% Senior Subordinated Notes”), and to pay certain related fees and expenses, including the payment to MacAndrews & Forbes of a facility fee of $2.55 million (or 1.5% of the total aggregate principal amount of such loan) upon MacAndrews & Forbes funding such loan. In connection with such repayment, Products Corporation also used cash on hand to pay approximately $7.2 million of accrued and unpaid interest due on the 8 5/8% Senior Subordinated Notes up to, but not including, the February 1, 2008 maturity date.
     The MacAndrews & Forbes Senior Subordinated Term Loan bears interest at an annual rate of 11%, which is payable in arrears in cash on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2008. The MacAndrews & Forbes Senior Subordinated Term Loan matures on August 1, 2009, provided that Products Corporation may, at its option, prepay such loan, in whole or in part (together with accrued and unpaid interest), at any time prior to maturity without premium or penalty.
     The MacAndrews & Forbes Senior Subordinated Term Loan Agreement is an unsecured obligation of Products Corporation and, pursuant to subordination provisions that are generally incorporated from the indenture which governed the 8 5/8% Senior Subordinated Notes prior to their repayment, is subordinated in right of payment to all existing and future senior debt of Products Corporation, currently including indebtedness under (i) Products Corporation’s 2006 Credit Agreements, and (ii) Products Corporation’s 9 1/2% Senior Notes (as hereinafter defined). The MacAndrews & Forbes Senior Subordinated Term Loan Agreement has the right to payment equal in right of payment with any present and future senior subordinated indebtedness of Products Corporation.
     The MacAndrews & Forbes Senior Subordinated Term Loan Agreement contains covenants (other than the subordination provisions discussed above) that are generally incorporated from the indenture governing Products Corporation’s 9 1/2% Senior Notes due April 1, 2011 (the “9 1/2% Senior Notes”), including covenants that limit the ability of Products Corporation and its subsidiaries to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase stock, engage in certain asset sales, make certain types of investments and other restricted payments, engage in certain transactions with affiliates, restrict dividends or payments from subsidiaries and create liens on their assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications and exceptions.
     The MacAndrews & Forbes Senior Subordinated Term Loan Agreement includes a cross acceleration provision, which is substantially the same as that in Products Corporation’s 9 1/2% Senior Notes that provides that it shall be an event of default under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement if any debt (as defined in such agreement) of Products Corporation or any of its significant subsidiaries (as defined in such agreement) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for 10 days after notice from MacAndrews & Forbes. If any such event of default occurs, MacAndrews & Forbes may declare the MacAndrews & Forbes Senior Subordinated Term Loan to be due and payable immediately.
     The MacAndrews & Forbes Senior Subordinated Term Loan Agreement also contains other customary events of default for loan agreements of such type, including, subject to applicable grace periods, nonpayment of any principal or interest when due under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement, non-compliance with any of the material covenants in the MacAndrews & Forbes Senior Subordinated Term Loan Agreement, any representation or warranty being incorrect, false or misleading in any material respect, or the occurrence of certain bankruptcy, insolvency or similar proceedings by or against Products Corporation or any of its significant subsidiaries.
     Upon any change of control (as defined in the MacAndrews & Forbes Senior Subordinated Term Loan Agreement), Products Corporation is required to repay the MacAndrews & Forbes Senior Subordinated Term Loan in full, after fulfilling an offer to repay Products Corporation’s 9 1/2% Senior Notes and to the extent permitted by Products Corporation’s 2006 Credit Agreements.
     In connection with the closing of the MacAndrews & Forbes Senior Subordinated Term Loan, Revlon, Inc. and MacAndrews & Forbes entered into a letter agreement in January 2008, pursuant to which Revlon, Inc. agreed that, if Revlon, Inc. conducts any equity offering before the full payment of the MacAndrews & Forbes Senior Subordinated Term Loan, and if MacAndrews & Forbes and/or its affiliates elects to participate in any such offering, MacAndrews & Forbes and/or its affiliates may pay for any shares it acquires in such offering either in cash or by tendering debt valued at its face amount under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement, including any accrued but unpaid interest, on a dollar for dollar basis, or in any combination of cash and such debt. Revlon, Inc. is under no obligation to conduct an equity offering and MacAndrews & Forbes and its affiliates are under no obligation to subscribe for shares should Revlon elect to conduct an equity offering.
     In accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced,” the approximately $167.4 million aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes that remained outstanding as of December 31, 2007 was classified as long-term due to the entering into of the MacAndrews & Forbes Senior Subordinated Term Loan on January 30, 2008.
     Discontinued Operations
     In July 2008, the Company consummated the Bozzano Sale Transaction, consisting of the sale of its non-core Bozzano brand, a leading men’s hair care and shaving line of products, and certain other non-core brands, including Juvena and Aquamarine, which were sold by the company only in the Brazilian market. The transaction was effected through the sale of the Company’s indirect Brazilian subsidiary, Ceil, to Hypermarcas S.A., a Brazilian publicly-traded, consumer products corporation. The purchase price was approximately $107 million in cash, including approximately $3 million in cash on Ceil’s balance sheet on the closing date. Net proceeds, after the payment of taxes and transaction costs, are expected to be approximately $95 million.
     On September 3, 2008, the Company used $63.0 million of the net proceeds from the Bozzano Sale Transaction to repay $63.0 million in aggregate principal amount of the $170 million MacAndrews & Forbes Senior Subordinated Term Loan, which matures on August 1, 2009.
     The consolidated balance sheets at December 31, 2007 and 2006, respectively, were updated to reflect the assets and liabilities of the Ceil subsidiary as discontinued operations. The following table summarizes Ceil’s balance sheets, excluding intercompany balances eliminated in consolidation, at December 31, 2007 and 2006, respectively:

	2007	2006
Assets:
Cash and cash equivalents	$1.7	$0.2
Trade receivables, less allowance for doubtful accounts of $0.8 and $0.5 as of December 31, 2007 and 2006, respectively	6.5	7.0
Inventories	3.4	3.7
Prepaid expenses and other	5.0	4.8

Total current assets	16.6	15.7

Property, plant and equipment, net	1.0	1.0
Other assets	0.3	0.2
Goodwill, net	3.5	3.5

Total long-term assets	4.8	4.7

Total assets	$21.4	$20.4

Liabilities:
Short-term borrowings	$0.4	$4.6
Accounts payable	1.2	0.9
Accrued expenses and other	7.4	5.6

Total current liabilities	9.0	11.1

Other long-term liabilities	1.9	5.2

Total liabilities	$10.9	$16.3

     The statements of income for each of the years ended December 31, 2007, 2006 and 2005, respectively, were adjusted to reflect the Ceil subsidiary (which was previously reported in the Latin America region) as discontinued operations. The following table summarizes the results of the Ceil discontinued operations for each of the years ended December 31, 2007, 2006 and 2005, respectively:

	2007	2006	2005
Net sales	$33.0	$32.7	$28.8
Income before income taxes	3.4	0.8	1.9
Provision for income taxes	0.5	—	0.3
Net Income	2.9	0.8	1.6
     1-for-10 Reverse Stock Split
     On September 15, 2008, Revlon, Inc. effected a reverse stock split of Revlon, Inc.’s Class A Common Stock and Class B common stock, with a par value of $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), at a split ratio of 1-for-10 and opened for trading on the NYSE on a post-split basis on September 16, 2008. After giving effect for the 1-for-10 reverse stock split, selected share data as of December 31, 2007 was as follows:

	Shares Prior to	Shares After Reverse
	Reverse Stock Split	Stock Split
Class A Common Stock issued	479,966,868	47,996,686
Class B Common Stock issued (a)	31,250,000	3,125,000
Outstanding stock options	21,680,968	2,168,096
Outstanding unvested restricted stock	11,648,067	1,164,806

	Shares Prior to	Shares After Reverse
	Reverse Stock Split	Stock Split
Shares available for issuance under Third Amended Restated Revlon, Inc. Stock Plan	65,650,000	6,565,000
Class A Common Stock owned by MacAndrews & Forbes	276,732,040	27,673,204
Class A Common Stock ownership percentage by MacAndrews & Forbes	58%	58%
Class A and Class B Common Stock combined ownership percentage by MacAndrews & Forbes	60%	60%
MacAndrews & Forbes combined voting power percentage of Class A and Class B Common Stock	74%	74%

(a)	All shares of Revlon, Inc.’s Class B Common Stock, both pre- and post-reverse stock split, were owned by MacAndrews & Forbes.
Products
     Revlon, Inc. conducts business exclusively through Products Corporation. The Company manufactures and markets a variety of products worldwide. The following table sets forth the Company’s principal brands.

ANTI-
		BEAUTY		PERSPIRANTS/
COSMETICS	HAIR	TOOLS	FRAGRANCE	DEODORANTS	SKINCARE
Revlon	Revlon Colorsilk	Revlon	Charlie	Mitchum	Gatineau

Almay			Jean Naté	Almay	Ultima II
     Cosmetics — Revlon: The Company sells a broad range of cosmetics under its flagship Revlon brand designed to fulfill consumer needs, principally priced in the upper range of the mass retail channel, including face, lip, eye and nail products. Certain of the Company’s products incorporate patented, patent-pending or proprietary technology. (See “New Product Development and Research and Development”).
     The Company sells face makeup, including foundation, powder, blush and concealers, under the Revlon brand name. Revlon Age Defying, which is targeted for women in the over-35 age bracket, incorporates the Company’s patented Botafirm ingredients to help reduce the appearance of lines and wrinkles. The Company also markets a complete range of Revlon ColorStay long-wearing liquid and powder face makeup with patented SoftFlex technology for enhanced comfort. The Revlon ColorStay mineral collection includes loose powder foundation, as well as baked blush and bronzer. The Revlon Limited Edition Collection, focusing on unique styles and expressive looks, offers liquid and powder blush.
     The Company markets several different lines of Revlon lip makeup, including lipstick, lip gloss and lip liner, under several Revlon brand names. Super Lustrous is the Company’s flagship wax-based lipcolor, offered in a wide variety of shades of lipstick and lipgloss, and has LiquiSilk technology designed to boost moisturization using silk dispersed in emollients. ColorStay Soft & Smooth, with patent pending lip technology, offers long-wearing benefits while enhancing comfort with SoftFlex technology, while ColorStay Overtime lipcolor and ColorStay Overtime Sheer use patented transfer resistant technology. Revlon Renewist lipcolor uses a patented Procollagen moisture core to boost lip moisture. The Revlon Limited Edition Collection, focusing on current trends, offers lip color, lip gloss, lip stain and lip topping.
     The Company’s eye makeup products include mascaras, eyeliners and eye shadows, under several Revlon brand names. In mascaras, key franchises include Fabulash, which uses a patented lash perfecting brush for fuller lashes, as well as Luxurious Lengths mascara which makes lashes appear longer. 3D Extreme mascara uses a unique bold impact brush to make lashes fuller, curvier and visibly longer. In eyeliners, Revlon Luxurious Color liner uses a smooth formula to provide rich, luxurious color. In eye shadow, Revlon ColorStay 12-Hour patented longwearing eyeshadow enables color to look fresh for 12 hours. ColorStay mineral eye shadow offers longwearing, baked mineral shadow trios that last up to 16 hours. The Revlon

Limited Edition Collection, focusing on creating individual looks, includes eye shadow trios, liner/shadow duos, loose shadow compacts, liquid shadow, sheer shadow and powder liner.
     The Company’s nail color and nail care lines include enamels, treatments and cuticle preparations. The Company’s flagship Revlon nail enamel uses a patented formula that provides consumers with improved wear, application, shine and gloss in a toluene-free, formaldehyde-free and phthalate-free formula. The Company’s Color Beam Sheer nail enamel comes in a unique array of shades and has multiple patents on its long-wearing formula. The Company also markets Revlon ColorStay patented nail enamel, including nail enamels which offer superior color and shine for 10 days with an exclusive ColorLock system. In addition, the Company sells Cutex nail enamel remover and nail care products in certain countries outside the U.S.
     Cosmetics — Almay: The Company’s Almay brand consists of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skincare products. Almay products include face, eye and lip makeup and makeup removers.
     Within the face category, with Almay Smart Shade patent-pending formulas for foundation, blush and bronzer, Almay consumers can find products that are designed to match their skin tones. Almay TLC Truly Lasting Color makeup is a longwearing foundation that nourishes and protects the skin for up to 16 hours of coverage. In eye makeup, Almay Intense i-Color includes the “Bring Out” and “Play Up” collections – providing ways to enhance and intensify eyes through color-coordinated shades of shadow, liner and mascara for each eye color. The Almay brand flagship Almay One Coat mascara franchise includes products for lash thickening, lengthening and the patented Triple Effect mascara for a more dramatic look. In the lip category, the Almay Ideal lip collection provides a complete lip look through coordinated shades of lipstick, liner and gloss. Almay eye makeup removers are offered in a range of pads and towlettes.
     Hair: The Company sells both haircare and haircolor products throughout the world. In haircolor, the Company markets brands, including the Revlon Colorsilk brand in women’s haircolor. In haircare, the Company sells the Flex and Aquamarine lines in many countries.
     Beauty Tools: The Company sells Revlon Beauty Tools, which include nail and eye grooming tools, such as clippers, scissors, files, tweezers and eye lash curlers. Revlon Beauty Tools are sold individually and in sets under the Revlon brand name and for 2007 were the number one brand of beauty tools in the U.S. mass retail channel.
     Fragrances: The Company sells a selection of moderately-priced and premium-priced fragrances, including perfumes, eau de toilettes, colognes and body sprays. The Company’s portfolio includes fragrances such as Charlie and Ciara, as well as Jean Naté.
     Anti-perspirants/deodorants: In the area of anti-perspirants/deodorants, the Company markets Mitchum, Aquamarine and Hi & Dri antiperspirant brands in many countries. The Company also markets hypo-allergenic personal care products, including anti-perspirants, under the Almay brand.
     Skincare: The Company’s skincare products, including moisturizers, are predominantly sold under the Eterna 27 brand. The Company also sells skincare products in international markets under internationally-recognized brand names and under various regional brands, including the Company’s premium-priced Gatineau brand, as well as Ultima II.
Marketing
     The Company markets extensive consumer product lines principally priced in the upper range of the mass retail channel and certain other channels outside of the U.S.
     The Company uses print, television and internet advertising, as well as point-of-sale merchandising, including displays and samples. The Company’s marketing emphasizes a uniform global image and product for its portfolio of core brands. The Company coordinates advertising campaigns with in-store promotional and other marketing activities. The Company develops jointly with retailers carefully tailored advertising, point-of-purchase and other focused marketing programs. The Company uses television advertising, print and internet advertising, as well as coupons and other trial incentives.
     The Company also uses cooperative advertising programs, supported by Company-paid or Company-subsidized demonstrators, and coordinated in-store promotions and displays. Other marketing materials designed to introduce the Company’s newest products to consumers and encourage trial and purchase in-store include trial-size products and couponing. Additionally, the Company maintains separate websites, www.revlon.com, www.almay.com and www.mitchumman.com devoted to the Revlon, Almay and Mitchum brands, respectively. Each of these websites feature current product and promotional information for the brands, respectively, and are updated regularly to stay current with the Company’s new product launches and other advertising and promotional campaigns. In addition, the Almay website offers coupons and/or sampling incentives to its consumers and offers unique, personalized beauty guides.
New Product Development and Research and Development
     The Company believes that it is an industry leader in the development of innovative and technologically-advanced cosmetics and beauty products. The Company’s marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new products, tailor line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. The Company’s research and development group is comprised of departments specialized in the technologies critical to the Company’s various product categories. The Company has a cross-functional product development process, including a rigorous process for the continuous development and evaluation of new product concepts, formed in 2007 and led by senior executives in marketing, sales, product development, operations and finance, which has improved the Company’s new product commercialization process and created a comprehensive, long-term portfolio strategy. This new process is intended to optimize the Company’s ability to regularly bring to market its innovative new product offerings and to manage the Company’s product portfolio for profitable growth over time.
     The Company operates an extensive cosmetics research and development facility in Edison, New Jersey. The scientists at the Edison facility are responsible for all of the Company’s new product research worldwide, performing research for new products, ideas, concepts and packaging. The research and development group at the Edison facility also performs extensive safety and quality testing on the Company’s products, including toxicology, microbiology and package testing. Additionally, quality control testing is performed at each of the Company’s manufacturing facilities.
     As of December 31, 2007, the Company employed approximately 160 people in its research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In 2007, 2006 and 2005, the Company spent $24.4 million, $24.4 million and $26.1 million, respectively, on research and development activities.
Manufacturing and Related Operations and Raw Materials
     During 2007, the Company’s cosmetics and/or personal care products were produced at the Company’s facilities in North Carolina, Venezuela, France, South Africa and Mexico and at third-party facilities around the world.
     The Company continually reviews its manufacturing needs against its manufacturing capacities to identify opportunities to reduce costs and operate more efficiently. The Company purchases raw materials and components throughout the world, and continuously pursues reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing its purchasing capacity designed to maximize cost savings. The Company’s global sourcing strategy for materials and components from accredited vendors is also designed to ensure the quality of the raw materials and components and assists in protecting the Company against shortages of, or difficulties in obtaining, such materials. The Company believes that alternate sources of raw materials and components exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials.
Distribution
     The Company’s products are sold in more than 100 countries across six continents. The Company’s worldwide sales forces had approximately 340 people as of December 31, 2007. In addition, the Company utilizes sales representatives and independent distributors to serve certain markets and related distribution channels.
     United States. Net sales in the U.S. accounted for approximately 59% of the Company’s 2007 net sales, a majority of which were made in the mass retail channel. The Company also sells a broad range of consumer products to U.S. Government military exchanges and commissaries. The Company licenses its trademarks to select manufacturers for complimentary beauty-related products and accessories that the Company believes have the potential to extend the Company’s brand names and image. As of December 31, 2007, 11 licenses were in effect relating to 17 product categories, which are marketed principally in the mass retail channel. Pursuant to such licenses, the Company retains strict control over product design and development, product quality, advertising and the use of its trademarks. These licensing arrangements offer opportunities for the Company to generate revenues and cash flow through royalties and renewal fees, some of which have been prepaid.

     As part of the Company’s strategy to increase the retail consumption of its products, the Company’s retail merchandisers stock and maintain the Company’s point-of-sale wall displays intended to ensure that high-selling SKUs are in stock and to ensure the optimal presentation of the Company’s products in retail outlets.
     International. Net sales outside the U.S. accounted for approximately 41% of the Company’s 2007 net sales. The five largest countries in terms of these sales were South Africa, Australia, Canada, U.K and Venezuela, which together accounted for approximately 23% of the Company’s 2007 net sales. The Company distributes its products through drug stores and chemist shops, hypermarkets, mass volume retailers, general merchandise stores, department stores and specialty stores such as perfumeries outside the U.S. At December 31, 2007, the Company actively sold its products through wholly-owned subsidiaries established in 15 countries outside of the U.S. and through a large number of distributors and licensees elsewhere around the world.
Customers
     The Company’s principal customers include large mass volume retailers and chain drug stores, including such well-known retailers as Wal-Mart, Target, Kmart, Walgreens, Rite Aid, CVS and Longs in the U.S., Shoppers DrugMart in Canada, A.S. Watson & Co. retail chains in Asia Pacific and Europe, and Boots in the United Kingdom. Wal-Mart and its affiliates worldwide accounted for approximately 24% of the Company’s 2007 net sales. As is customary in the consumer products industry, none of the Company’s customers is under an obligation to continue purchasing products from the Company in the future. The Company expects that Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company’s net sales. (See Item 1A. Risk Factors in the 2007 Form 10-K—“The Company depends on a limited number of customers for a large portion of its net sales and the loss of one or more of these customers could reduce the Company’s net sales and have a material adverse affect on the Company’s business, financial condition and/or results of operations”).
Competition
     The consumer products business is highly competitive. The Company competes primarily on the basis of:
•	developing quality products with innovative performance features, shades, finishes and packaging;

•	educating consumers on the Company’s product benefits;

•	anticipating and responding to changing consumer demands in a timely manner, including the timing of new product introductions and line extensions;

•	offering attractively priced products relative to the product benefits provided;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for its retail customers by providing relevant products and executing effective pricing, incentive and promotion programs;

•	ensuring product availability through effective planning and replenishment collaboration with retailers;

•	providing strong and effective advertising, marketing, promotion and merchandising support;

•	maintaining an effective sales force; and

•	obtaining sufficient retail floor space, optimal in-store positioning and effective presentation of its products at retail.
     The Company competes in selected product categories against a number of multi-national manufacturers. In addition to products sold in the mass retail channel and demonstrator-assisted channels, the Company’s products also compete with similar products sold in prestige and department stores, television shopping, door-to-door, specialty stores, the internet, perfumeries and other distribution outlets. The Company’s principal competitors include L’Oréal S.A., The Procter & Gamble Company, Avon Products, Inc. and The Estée Lauder Companies Inc. (See Item 1A. Risk Factors in the 2007 Form 10-K—“Competition in the consumer products business could materially adversely affect the Company’s net sales and its share of the mass retail channel and could have an adverse affect on the Company’s business, financial condition and/or results of operations”).
Patents, Trademarks and Proprietary Technology
     The Company’s major trademarks are registered in the U.S. and in well over 100 other countries, and the Company considers trademark protection to be very important to its business. Significant trademarks include

Revlon, ColorStay, Revlon Age Defying makeup with Botafirm, Super Lustrous, Almay, Smart Shade, Mitchum, Charlie, Jean Naté, Revlon Colorsilk, Eterna 27 and, outside the U.S., Cutex, Gatineau and Ultima II. The Company regularly renews its trademark registrations in the ordinary course of business.
     The Company utilizes certain proprietary, patent-pending or patented technologies in the formulation, packaging or manufacture of a number of the Company’s products, including, among others, Revlon ColorStay cosmetics, including Revlon ColorStay Soft & Smooth and Revlon ColorStay mineral collection; Revlon Age Defying foundation and cosmetics; Revlon Renewist lipcolor; Fabulash mascara; 3D Extreme mascara; classic Revlon nail enamel; Almay Smart Shade makeup; Almay Ideal lipstick, liner and lip gloss; Almay One Coat cosmetics; Almay Triple Effect mascara; and Mitchum Cool Dry anti-perspirant The Company also protects certain of its packaging and component concepts through design patents. The Company considers its proprietary technology and patent protection to be important to its business.
     The Company files patents on a continuing basis in the ordinary course of business on certain of the Company’s new technologies. Patents in the U.S. are effective for up to 20 years and international patents are generally effective for up to 20 years. The patents that the Company currently has in place expire at various times between 2008 and 2028 and the Company expects to continue to file patent applications on certain of its technologies in the ordinary course of business in the future.
Government Regulation
     The Company is subject to regulation by the Federal Trade Commission (the “FTC”) and the Food and Drug Administration (the “FDA”) in the U.S., as well as various other federal, state, local and foreign regulatory authorities, including the European Commission in the European Union (“EU”). The Company’s Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients, such as sunscreens and anti-perspirants. Compliance with federal, state, local and foreign laws and regulations pertaining to discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect on the Company’s capital expenditures, earnings or competitive position. State and local regulations in the U.S. and regulations in the EU that are designed to protect consumers or the environment have an increasing influence on the Company’s product claims, ingredients and packaging.
Industry Segments, Foreign and Domestic Operations
     The Company operates in a single segment. Certain geographic, financial and other information of the Company is set forth in the Consolidated Statements of Operations and Note 18 “Geographic, Financial and Other Information” to the Consolidated Financial Statements of the Company.
Employees
     As of December 31, 2007, the Company employed approximately 5,600 people. As of December 31, 2007, approximately 20 of such employees in the U.S. were covered by collective bargaining agreements. The Company believes that its employee relations are satisfactory. Although the Company has experienced minor work stoppages of limited duration in the past in the ordinary course of business, such work stoppages have not had a material effect on the Company’s results of operations or financial condition.
Available Information
     The public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information in the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file with the SEC at http://www.sec.gov. The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports, are also available free of charge on our internet website at http://www.revloninc.com as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC.